Prospectus Supplement No. 4 to
Prospectus dated April 27, 2006
Registration No. 333-132635
Filed pursuant to Rule 424(b)(3)

EAGLE BROADBAND, INC.

Supplement No. 4
to
Prospectus Dated April 27, 2006
———————

This Prospectus Supplement supplements our Prospectus dated April 27, 2006, as supplemented by Prospectus Supplement No. 1, dated May 5, 2006, Prospectus Supplement No. 2, dated May 22, 2006, and Prospectus Supplement No. 3, dated July 28, 2006, relating to the offer and sale from time to time of up to 690,873 shares of our common stock for the account of the shareholder named in the Prospectus. This Supplement amends and supplements certain information contained in the Prospectus. We encourage you to read this Supplement carefully with the Prospectus and all previous supplements.

Eagle is a provider of broadband, Internet Protocol (IP) and communications technology and services that aim to create new revenue opportunities for broadband providers and enhance communications for government, military and corporate customers. We leverage years of proven experience delivering advanced IP-based broadband services to provide service provider partners with a way to deliver advanced entertainment, communications and security services to their customers. Our product offerings include IPTVComplete™, a fast, low cost way for broadband providers to deliver competitive IP video services; the MediaPro line of standard and high definition IP set-top boxes that enable broadband providers and hotel operators to maximize revenues by delivering advanced interactive entertainment services; and the SatMAX® satellite communications system that provides civilian government, military, homeland security and corporate customers with reliable, non-line-of-sight, satellite-based voice and data communications from any location on Earth.

Our common stock is listed on the American Stock Exchange under the symbol “EAG.” On September 19, 2006, the last sales price of our common stock as reported on the American Stock Exchange was $0.61 per share.

The selling shareholder, Dutchess Private Equities Fund, L.P., is an underwriter within the meaning of the Securities Act of 1933, as amended.

Investing in our common stock involves a high degree of risk. You should consider carefully the risk factors listed in the Prospectus and this Supplement before making a decision to purchase our stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 20, 2006

Current Report on Form 8-K

On September 20, 2006, we filed a Current Report on Form 8-K disclosing the removal of H. Dean Cubley as a director of the company. We hereby incorporate by reference into this Supplement and the Prospectus the Current Report on Form 8-K filed on September 20, 2006.

Up To
690,873
Shares Common Stock

EAGLE BROADBAND, INC.

Prospectus Supplement No. 4

September 20, 2006